Industry Canada	Industrie Canada

Certificate of Amalgamation	Certificat de fusion

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Lundin Mining Corporation	443736-5

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named
corporation resulted from an amalgamation,
under section 185 of the Canada Business
Corporation Act, of the corporations set out in
the attached articles of amalgamation.	Je certifie que la société susmentionnée est
issue d'une fusion, en vertu de l'article 185 de
la Loi canadienne sur les sociétés par actions,
des sociétés dont les dénominations
apparaissent dans les statuts de fusion
ci-joints.

July 31, 2007 / le 31 juillet 2007
Richard G. Shaw
Director - Directeur	Date of Amalgation - Date de fusion

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 9 ARTICLES OF AMALGAMATION (SECTION 185)	FORMULAIRE 9 SATUTS DE FUSION (ARTICLE 185)

1	--	Name of the Amalgamated Corporation	Dénomination sociale de la société issue de la fusion
Lundin Mining Corporation

2	--	The province or territory in Canada where the registered office is to be situated	La province ou le territoire au Canada où se situera le siège social
British Columbia - Colombie Britannique

3	--	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d'actions que la société est autorisée à émettre
An unlimited number of Common shares without nominal or par value and one (1) Special Share without nominal or par value with rights, restrictions and condition referred to in Schedule A attached hereto

4	--	Restrictions, If any, on share transfers	Restrictions sur le transfert des actions, s'il y a lieu
None

5	--	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d'administrateurs
Minimum of 3 and maximum of 10

6	--	Restrictions, If any, on business the corporation may carry on	Limites imposées à l'activité commerciale de la société, s'il y a lieu
None

7	--	Other provisions, If any	Autres dispositions, s'il y a lieu
None

8	--	The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	La fusion a été approuvée en accord avec l'article ou le paragraphe de la Loi indiqué ci-après
183
184(1)
184(2)

FOR DEPARTMENTAL USE ONLY - à L'USAGE DU MINISTèRE SEULEMENT
4437365

IC 3190 (2004/12)

CANADA BUSINESS CORPORATIONS ACT

SCHEDULE A

1.     Common Shares - The rights, privileges, restrictions and conditions attaching to the Common shares are as follows:

(a)    Voting - The holders of Common shares shall be entitled to vote at all meetings of the shareholders of the corporation and shall be entitled to one vote at all such meetings for each Common share held;

(b)    Dividends - The holders of Common shares shall be entitled to participate rateably in any dividends that may be declared by the directors on the Common shares;

(c)    Liquidation, Dissolution, Winding-Up - In the event of liquidation, dissolution or winding-up of the corporation, whether voluntarily or involuntary, or in the event of any other distribution of assets of the corporation among its shareholders for the purpose of winding-up affairs, the holders of Common shares shall be entitled to a pro rata share of the assets of the corporation after payment of all liabilities and obligations of the corporation.

2.     Special Share - The rights, privileges, restrictions and conditions attaching to the one authorized Special Share (the "Special Share") are as follows:

(a)    The holder of the Special Share, in priority to the Common Shares and any other shares ranking junior to the Special Share, shall be entitled to receive in each calendar year and the Corporation shall pay thereon, as and when declared by the Board of Directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, a fixed noncumulative preferential dividend at the rate of 8% per annum on the Redemption Amount (as hereinafter defined) payable yearly. The holder of the Special Share shall not be entitled to any dividends other than or in excess of the non-cumulative preferential dividends hereinbefore provided and any such dividend that may be declared payable in a year on the Special Share shall be considered declared and payable only to the holder of the Special Share and not to holders of any other class of shares of the Corporation;

(b)    No dividends shall at any time be declared and paid on or set apart for payment on the Common Shares or any other shares ranking junior to the Special Share in any financial year unless and until the full amount of any dividends declared to be payable in that year on the Special Share have been paid or funds have been set aside in that year for payment thereof;

(c)    The Special Share, subject to applicable provisions of the Canada Business Corporations Act as now enacted or as the same may be enacted or replaced, shall be a non-voting share and the holder of such share shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting;

(d)    Corporation may, subject to applicable provisions of the Canada Business Corporations Act as now enacted or as the same may be enacted or replaced, redeem the outstanding Special Share at an amount determined by the Board of Directors of the Corporation, provided that the said amount (the "Redemption Amount") shall be fixed by the Board of Directors prior to or concurrently with the issuance of the Special Share. The Redemption Amount shall be equal to the fair market value of the consideration for which such share was issued as determined by the Board of Directors. The Corporation shall give to the holder of the Special Share notice in writing of the intention of the Corporation to redeem the Special Share. Such notice shall be given by delivery by hand or posting the same in a postage paid registered letter, addressed to the holder of the Special Share at the last address of such shareholder appearing on the books of the Corporation, or in the event of the address of such shareholder appearing on the books of the Corporation, or in the event of the address of such shareholder not so appearing, then to the address of such shareholder last known to the Corporation. Such notice shall set out the Redemption Amount in respect of the Special Share. Such notice shall also set out the date on which redemption is to occur and, the place for payment by the Corporation of the Redemption Amount in respect of the Special Share and the presentation and surrender by the holder of the Special Share of the certificate representing the Special Share. On the date on which the redemption is to occur the Corporation shall, if permitted by applicable law, pay or cause to be paid to the holder of the Special Share the Redemption Amount on presentation and surrender at the head office of the Corporation or at any other place or places within Canada designated by such notice, of the certificate for the Special Share. Such payment shall be made by cheque payable at par at any branch of the Corporation's bankers in Canada or, by issuance of securities or the delivery of a promissory note. From and after the date specified for redemption in any such notice the Special Share shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of a shareholder in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of the certificate in accordance with the foregoing provisions, in which case the rights of the shareholder shall remain unaffected. The Corporation shall have the right at any time after the mailing of notice of its intention to redeem the Special Snare to deposit the Redemption Amount to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the Special Share upon presentation and surrender to such bank or trust company of the certificate representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Special Share shall be redeemed and the rights of the holder thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest the Redemption Amount so deposited against presentation and surrender of the said certificate held by it and any interest allowed on such deposit shall belong to the Corporation. The holder of the Special Share may waive any or all of the requirements with respect to notice of redemption and manner of payment as set forth herein with respect to the Special Share;

(e)    The holder of the Special Share shall be entitled to require the Corporation to redeem for the Redemption Amount, subject to the requirements of the Canada Business Corporations Act as now enacted or as the same may from time to time be amended, reenacted or replaced and to all other applicable laws, at any time or times the Special Share by tendering to the Corporation at its registered office the share certificate representing the Special Share together with a request in writing specifying that the registered holder desires to have the Special Share redeemed by the Corporation and the business date (hereinafter referred to as the "Redemption Date") on which the holder desires to have the Corporation redeem the Special Share. The Redemption Date shall not be less than ten (10) days after the day on which the request in writing is given to the Corporation. Upon receipt of the share certificate representing the Special Share which the registered holder desires to have the Corporation redeem together with such a request the Corporation shall on the Redemption Date redeem the Special Share by paying to such registered holder the Redemption Amount. Such payment shall be made by cheque payable at par at any branch of the Corporation's bankers for the time being in Canada or, with the written agreement of the holder of the Special Share, in any other manner, including by issuance of securities, delivery of a promissory note or delivery of property other than money. The Special Share shall be redeemed on the Redemption Date and from and after the Redemption Date such share shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of a holder of the Special Share in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of the Special Share shall remain unaffected;

(f)    In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holder of the Special Share shall be entitled to receive from the assets of the Corporation a sum equivalent to the Redemption Amount before any amount shall be paid or any property or assets of the Corporation shall be distributed to holders of Common Shares or shares of any other class ranking junior to the Special Share. After payment as above to the holder of the Special Share, the holder shall not be entitled to share in any further distribution of the assets of the Corporation; and

(g)    Notwithstanding anything to the contrary herein contained, no dividends, or other payment or distribution (including, without limiting the generality of the term, payments or distribution for purchases, acquisitions and redemptions) shall be made to the holders of any shares in the capital of the Corporation other than the Special Share if such payment or distribution would result in the realizable value of the Corporation's assets, net of liabilities, being less than the Redemption Amount of the Special Share if then outstanding.